Exhibit 99.5

PROFIT ESTIMATE FOR THE KRAFT FOODS GROUP FOR THE YEAR ENDING 31 DECEMBER 2009

1. GENERAL

Kraft Foods made the following public statement on 12 January 2010 within a public announcement: “Kraft Foods increased its guidance for 2009 diluted earnings per share to at least US$2.00 versus the previous expectation of at least US$1.97”.

Diluted earnings per share is defined as net earnings attributable to Kraft Foods divided by weighted average diluted shares. Weighted average shares for diluted earnings per share adds back incremental shares from assumed conversions of stock options, net of assumed share repurchases and LTIP shares to the weighted average shares of basic earnings per share.

The statement regarding diluted earnings per share for the year ended 31 December 2009 constitutes a profit estimate for the purposes of the Takeover Code (the “Profit Estimate”). The Kraft Foods Directors have considered and reconfirm the Profit Estimate.

The Profit Estimate includes an estimate for certain costs in connection with Kraft Foods’ possible combination with Cadbury that are recognisable under US GAAP.

The Profit Estimate comprises diluted earnings per share rather than statutory earnings from continuing operations before income taxes, as diluted earnings per share is one of the primary profit measures historically used by Kraft Foods in its external reporting.

2. BASIS OF PREPARATION

The Profit Estimate has been prepared on a basis consistent with the accounting policies of Kraft Foods, which are in accordance with US GAAP and those which Kraft Foods anticipates will be applicable for the full year ended 31 December 2009.

The Kraft Foods Directors have prepared the Profit Estimate based on the unaudited interim condensed consolidated financial statements for the nine months ended 30 September 2009, the unaudited management accounts for the two months ended 30 November 2009 and an estimate of the results for Kraft Foods for the one month period ended 31 December 2009.